Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

	Name of entity		Jurisdiction of Information
	Bertucci’s, Inc.		Massachusetts
	Bertucci’s Restaurant Corp.	1	Massachusetts
	Bertucci’s Franchise Corp.		Delaware
	Bertucci’s of Anne Arundel County, Inc.	2	Maryland
	Bertucci’s of Columbia, Inc.	2	Maryland
	Bertucci’s of Baltimore County, Inc.	2	Maryland
	Bertucci’s of Bel Air, Inc.	2	Maryland
	Bertucci’s of White Marsh, Inc.	2	Maryland
	Bertucci’s of Montgomery County, Inc.	2	Maryland
	Bertucci’s of Cherry Hill LLC		New Jersey

1	Subsidiary of Bertucci’s, Inc.
2	Subsidiary of Bertucci’s Restaurant Corp.